Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Latch, Inc.
Olivette, MO

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-258626) of Latch, Inc. (the Company) of our report dated March 31, 2026, relating to the consolidated financial statements and schedules, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

BDO USA, P.C.
St. Louis, MO
March 31, 2026